Exhibit 5.2
[Hogan Lovells US LLP Letterhead]

February 14, 2014

Board of Directors
UnitedHealth Group Incorporated
9900 Bren Road East
Minnetonka, Minnesota 55343
Ladies and Gentlemen:
We are acting as special counsel to UnitedHealth Group Incorporated, a Minnesota corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission relating to the proposed public offering of one or more of the following securities of the Company: (i) unsecured debt securities, which may be either senior debt securities or subordinated debt securities (the “Debt Securities”); (ii) shares of preferred stock, $0.001 par value per share (the “Preferred Shares”); (iii) shares of common stock, $0.01 par value per share (the “Common Shares”); (iv) warrants to purchase Debt Securities (the “Debt Warrants”); (v) warrants to purchase Preferred Shares (the “Preferred Stock Warrants”); (vi) warrants to purchase Common Shares (the “Common Stock Warrants”); and (vii) guarantees by the Company, which may be either senior guarantees or subordinated guarantees (the “Guarantees,” and, together with the Debt Securities, the Preferred Shares, the Common Shares, the Debt Warrants, the Preferred Stock Warrants and the Common Stock Warrants, the “Securities”). All of the Securities may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement (the “Prospectus”), and as to be set forth in one or more supplements to the Prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S‑K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Securities to be offered from time to time will have been duly authorized and established by action by the Board of Directors of the Company or a duly authorized committee thereof and other proper corporate action of the Company (“Corporate Action”), consistent with

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the procedures and terms described in the Registration Statement and in accordance with the Company’s articles of incorporation and bylaws and applicable Minnesota corporate law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) at the time of offer, issuance and sale of any Securities, the Registration Statement will be effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) any Debt Securities will be issued pursuant to the indenture dated as of February 4, 2008 between the Company and U.S. Bank National Association, as trustee, filed as Exhibit 4.1 to the Registration Statement and as amended or supplemented from time to time in accordance with its terms (the “Indenture”); (iv) any Debt Warrants will be issued under one or more debt warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent; (v) any Preferred Stock Warrants will be issued under one or more equity warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent; (vi) any Common Stock Warrants will be issued under one or more equity warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent; (vii) any Guarantees will be issued under one or more guarantee agreements, each to be between the Company and each other party thereto; (viii) prior to any issuance of Preferred Shares, an appropriate statement establishing the class or series thereof, setting forth the designation of such class or series and fixing the relative rights and preferences of such class or series will be accepted for filing by the Secretary of State of the State of Minnesota; (ix) if being sold by the Company, the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Corporate Action authorizing such sale and any underwriting agreement, purchase agreement or other applicable agreement as contemplated by the Registration Statement and/or the applicable supplement to the Prospectus; (x) the laws of the State of New York will be the governing law under any warrant agreement or guarantee agreement; and (xi) the Company will remain a Minnesota corporation.
To the extent that the obligations of the Company with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion that the other party under the Indenture, under the warrant agreement for any Debt Warrants, Preferred Stock Warrants or Common Stock Warrants or under the guarantee agreement for any Guarantees, namely, the trustee, the warrant agent or such other party thereto, as applicable, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party is duly qualified to engage in the activities contemplated by the Indenture, such warrant agreement or such guarantee agreement, as applicable; that the Indenture, such warrant agreement or such guarantee agreement, as applicable, has been duly authorized, executed and delivered by the other party and constitutes the legal, valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party is in compliance, with respect to performance of its obligations under the Indenture, such warrant agreement or such guarantee agreement, as applicable, with all applicable laws and regulations; and that such other party has the requisite organizational and legal power and authority to perform its obligations under the Indenture, such warrant agreement or such guarantee agreement, as applicable.

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This opinion letter is based as to matters of law solely on the applicable provisions of the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level), as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinion expressed herein). Insofar as the opinions expressed herein relate to or are dependent upon matters governed by Minnesota law, we have relied, without independent investigation, upon, and our opinions expressed herein are subject to all of the qualifications, assumptions and limitations expressed in, the opinion of even date herewith of Richard Mattera, Senior Deputy General Counsel of the Company.
Based upon, subject to and limited by the foregoing, we are of the opinion that:
(a)    The Debt Securities (including any Debt Securities duly issued upon the exercise of Debt Warrants), upon authentication by the trustee and due execution and delivery on behalf of the Company in accordance with the Indenture and any supplemental indenture or officers’ certificate and company order relating thereto, will constitute valid and binding obligations of the Company.
(b)    The Debt Warrants, upon due execution and delivery of a debt warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Debt Warrants by such warrant agent, and upon due execution and delivery of the Debt Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.
(c)    The Preferred Stock Warrants, upon due execution and delivery of an equity warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Preferred Stock Warrants by such warrant agent, and upon due execution and delivery of the Preferred Stock Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.
(d)    The Common Stock Warrants, upon due execution and delivery of an equity warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Common Stock Warrants by such warrant agent, and upon due execution and delivery of the Common Stock Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.
(e)    The Guarantees, upon due execution and delivery of a guarantee agreement relating thereto on behalf of the Company and each other party thereto, and upon due execution and delivery of the Guarantees on behalf of the Company, will constitute valid and binding obligations of the Company.
The opinions expressed above in paragraphs (a), (b), (c), (d) and (e) with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances,

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fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law).
This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.
We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.
Very truly yours,
/s/ Hogan Lovells US LLP
HOGAN LOVELLS US LLP